U.S. Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 3, 2005

STARTEK, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Garfield Street, Denver, Colorado 80206

(Address of principal executive offices; zip code)

(303) 399-2400

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into a Material Definitive Agreement

     On January 3, 2005, in connection with the appointment of Mr. Steven D. Butler as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of StarTek, Inc., StarTek and Mr. Butler executed a form of Executive Confidentiality and Non-Competition Agreement.

     The agreement restricts Mr. Butler’s ability to engage in businesses similar to StarTek’s in certain defined territory for one year after his service with the company terminates. The agreement also provides that StarTek will pay severance to Mr. Butler for a guaranteed 6 month period following termination of his employment. The agreement also contains restrictions on Mr. Butler’s ability, following termination of his employment with StarTek, to use confidential information of StarTek, solicit business from StarTek’s customers, or employ former employees of StarTek.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On January 3, 2005, StarTek, Inc. appointed Mr. Steven D. Butler as Executive Vice President, Chief Financial Officer, Secretary and Treasurer.

     Mr. Butler, 45, was most recently a financial consultant engaged in private practice, where he provided overall financial guidance and advice to companies in their early stage of development. From December 2000 to June 2002, Mr. Butler was Chief Financial Officer of Verado, Inc., a data center solutions provider. From 1995 to December 2000 Mr. Butler served as Managing Director of Finance and Treasurer of United Pan-Europe Communications N.V., a subsidiary of United Global Communications, a global broadband communications company and the largest private sector cable television operator in Europe.

ITEM 9.01. Financial Statements and Exhibits

(c)	Exhibits

	10.1	Form of Executive Confidentiality and Non-Competition Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on September 9, 2004).

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

Date: January 7, 2005	By:	/s/ William E. Meade, Jr.
William E. Meade, Jr. President and Chief Executive Officer